EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 17, 2004
Media Contact:
	David J. Vander Zanden	Mary Kabacinski
	President / CEO	EVP / CFO
	920-882-5602	920-882-5852

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY APPOINTS NEW DIRECTOR

Greenville, WI, June 17, 2004—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today announced the appointment of Terry L. Lay, 56, to its Board of Directors. Lay currently serves as Vice President and Chairman of the Global Jeanswear Coalition at VF Corporation (NYSE: VFC), the world’s largest apparel company with annual sales over $5 billion. Lay has been with VF Corporation since 1971 and has served in various management positions including President of VF – Jeanswear Europe and President of The Lee Apparel Company.

“We are pleased to add Terry to the Board of Directors of School Specialty,” said Leo McKenna, Chairman of the Board of School Specialty. “His extensive operations, management and governance expertise are most welcome as we oversee the growth of School Specialty to $1 billion in sales.”

Lay is currently a Board and Executive Committee Member of the American Apparel and Footwear Association. He also served on the Board of United Missouri Bank from 1996 to 1999.

About School Specialty, Inc.

School Specialty, Inc., is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serve more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 120,000 products and services. The company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Educator’s Marketplace, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agenda, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit www.schoolspecialty.com.

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